May 14, 2012

Ascend Acquisition Corp.

360 Ritch Street, Floor 3

San Francisco, California 94107

Gentlemen:

Reference is made to that certain Merger Agreement and Plan of Reorganization, dated as of December 30, 2011 (the “Merger Agreement”), by and among Ascend Acquisition Corp. (the “Company”), Ascend Merger Sub, LLC, a Delaware limited liability company and former wholly-owned subsidiary of the Company, Andover Games, LLC (“Andover Games”), a Delaware limited liability company, and the former members of Andover Games. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, the Company was obligated to use its commercial best efforts to raise at least $4 million of equity capital through the sale of the Company’s capital stock, of which at least $2 million was to be raised prior to or simultaneously with the closing of the Merger Agreement (the “Closing”) and such additional proceeds were to be raised, if at all, within 30 days of the Closing (or March 30, 2012) so as to raise up to $4 million in aggregate proceeds. Simultaneously with the Closing, the Company sold 4,000,000 shares of its common stock, at $0.50 per share, for gross proceeds of $2 million. The Company then continued its efforts to raise the remaining additional $2 million of proceeds by March 30, 2012. Effective March 30, 2012, the Company amended the Merger Agreement to extend the date by which the remaining additional $2 million of proceeds was to be raised to April 30, 2012.

On May 14, 2012, the parties further amended the Merger Agreement, effective as of April 30, 2012. Pursuant to the amendment, the parties agreed to terminate the offering period for the Financing so that management could freely explore and consummate potential strategic initiatives. The Company will then re-commence its efforts to raise the remaining additional $2 million of proceeds after it has fully analyzed and explored such strategic initiatives and no later than June 30, 2012 (or whenever legally permitted to do so) pursuant to the original terms of the Merger Agreement and will have approximately 30 days to do so (the “Expiration Date”).

The undersigned hereby agrees that if investors are not identified to purchase all of the remaining $2 million of shares of common stock of the Company by the Expiration Date, it will purchase such remaining securities so that the Company will receive the full $2 million of additional proceeds. On the fifth day prior to the Expiration Date, the undersigned will deliver a fully executed subscription agreement for such remaining securities and deliver the purchase price of such securities to the Company’s escrow agent to hold until the Expiration Date at which time the undersigned’s purchase, along with other investors, if any, will take place. If investors are identified to purchase all of the remaining $2 million of shares after the undersigned has delivered its purchase price but prior to the Expiration Date, such purchase price will be returned to the undersigned, without interest or deduction, on the closing of the sale of securities to such other investors.

Very truly yours,

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: Manager